EXHIBIT 99.1

Vonage Holdings Corp. Reports Fourth Quarter and Full Year 2009 Results

Fourth Quarter 2009

— Company Reports Net Income of $4 Million or $0.02 per Share —

— Ninth Consecutive Quarter of Record High Adjusted EBITDA1 —

— Revenue Increases to $224 Million –

Full Year 2009

— Adjusted EBITDA More Than Doubles to $119 Million —

— Company Reports Income from Operations for the First Time —

— Generates Net Income Excluding Adjustments2 for the First Time —

— Revenue of $889 Million —

Holmdel, NJ, February 25, 2010 – Vonage Holdings Corp. (NYSE: VG), a leading provider of high-quality voice and messaging services over broadband networks, today announced results for the fourth quarter and full year ended December 31, 2009.

Full Year 2009

Vonage reported net income excluding adjustments of $3 million or $0.02 per share, an increase of $37 million or $0.24 per share versus 2008. GAAP net loss of $43 million was driven by $46 million in non-cash charges related to convertible debt, as the price of the Company’s stock increased.

Adjusted EBITDA was $119 million, more than double the $54 million reported in 2008. The Company generated income from operations of $57 million. This is an improvement of $64 million from the prior year. Total revenue of $889 million declined by $11 million from 2008 as a result of the elimination of upfront shipping and equipment fees; service revenue was flat. Average revenue per subscriber increased each quarter throughout the year, as pricing and promotional mix improved.

Marc Lefar, Vonage Chief Executive Officer, said, “In many ways, 2009 was a remarkable year for Vonage. During the past year, we upgraded our value proposition, enhanced the customer experience, reduced costs and better positioned the Company for future growth — this has been a breakthrough financial year. Although we faced considerable challenges due to the economy, competition and wireless substitution, we are stronger and more vibrant than ever.”

“2009 marks the first year generating net income excluding adjustments. Adjusted EBITDA more than doubled. And, revenues per subscriber have increased while we reduced selling, general and administrative expenses by double-digit percentages.”

“Improvements in call quality, increased customer satisfaction and the introduction of Vonage World drove a reduction in churn. At year-end, churn was at its lowest level since the second quarter of 2007.”

“We launched Vonage World for Mobile during the fourth quarter, enabling customers to make unlimited international calls on cellular and wi-fi for a low flat monthly rate. And, we now have a rich product pipeline to drive growth and value creation in 2010 and beyond.”

Fourth Quarter 2009

The Company generated net income of $4 million or $0.02 per share. This is an improvement of $45 million from a loss in the fourth quarter of 2008 and $59 million, sequentially. Net income excluding adjustments associated with the Company’s convertible debt was $5 million, an increase of $16 million from the year ago quarter and flat sequentially.

For the fourth quarter of 2009, Vonage reported record adjusted EBITDA of $34 million. This was an increase of $14 million from the year ago quarter and $1 million sequentially. Revenue of $224 million increased from $222 million year-over-year and sequentially. Income from operations increased to $19 million, up $16 million from the year ago quarter and $1 million sequentially.

Average revenue per user (“ARPU”) increased to $30.54 from $28.33 in the year ago quarter and $29.89 sequentially. Telephony services ARPU increased to $29.84 from $27.28 reported a year ago and $29.16 sequentially, reflecting changes to the Company’s pricing and promotional strategies and an increase in the number of customers taking higher priced rate plans.

As expected, direct cost of telephony services (“COTS”) increased in part due to higher international call volume as more customers signed up for Vonage World. On a per line basis, the cost of telephony services increased to $7.96 from $7.22 in the prior year and $7.02 sequentially.

Direct cost of goods sold was $17 million, down from $18 million in the year ago and sequential quarters on lower subscriber lines. Direct margins3 of 66% were flat when compared to year ago quarter and down sequentially from 69%.

Selling, general and administrative (“SG&A”) expense was $63 million, down $6 million from the year ago quarter as the Company benefited from cost management and operating efficiencies. SG&A was flat sequentially.

Pre-marketing operating income (“PMOI”)1 increased to $99 million, up $7 million from the fourth quarter of 2008 and down $4 million sequentially. PMOI per line was $13.50, up from $11.70 in the year ago quarter and down from $13.89 sequentially.

Marketing expense was $53 million, down from $62 million in the fourth quarter of 2008 and $57 million sequentially. Subscriber line acquisition cost (“SLAC”) declined to $281 from $309 in the prior year and $301 sequentially.

Churn declined significantly to 2.8% from 3.4% sequentially, driven by customer service initiatives put in place over the past year, new product and service offerings such as Vonage World, and improvements in network quality. The Company narrowed net line losses to 10,000 from 50,000, sequentially, and finished the year with 2.4 million lines in service.

As of December 31, 2009, cash and cash equivalents were $32 million and restricted cash increased to $44 million. As expected, capital and software expenditures increased in the quarter due to the timing of investments in new billing and other systems capabilities. Total capital and software costs were $23 million.

The Company expects to deliver revenue growth driven by new product launches and mobile applications, and expects stable to slightly growing adjusted EBITDA in 2010.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP income (loss) from operations.
(2)	This is a non-GAAP financial measure. Refer below to Table 4 for a reconciliation to GAAP net income (loss).
(3)	Direct margin is defined as operating revenues less direct cost of telephony services and direct cost of goods sold as a percentage of revenues.
(4)	A reduction of 16,802 lines was made to the 2009 opening line balance as part of a data base review. This adjustment impacted the year ended December 31, 2009 per line metrics.

About Vonage

Vonage (NYSE: VG) is a leading provider of high-quality voice and messaging services over broadband networks. Our award winning technology serves approximately 2.4 million subscribers. We provide feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use.

Our Vonage World plan offers free unlimited calling to landline phones in all cities and locations in more than 60 countries with popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate.

Vonage’s service is sold on the web and through regional and national retailers including Wal-Mart Stores Inc. and is available to customers in the U.S., Canada and the United Kingdom. For more information about Vonage’s products and services, please visit http://www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

Vonage Investor Contact:	Vonage Media Contact:

Leslie Arena 732.203.7372 leslie.arena@vonage.com	Michael Zema 732.528.2677 michael.zema@vonage.com

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		For the Years Ended December 31,
	2009	2008	2009	2008
	(Unaudited)
Statement of Operations Data:
Operating Revenues:
Telephony services	$218,411	$213,955	$864,848	$865,765
Customer equipment and shipping	5,131	8,254	24,232	34,355

	223,542	222,209	889,080	900,120

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $5,178, $5,917, $19,178, and $20,254, respectively)	58,278	56,624	213,553	226,210
Direct cost of goods sold	17,070	17,942	71,488	79,382
Selling, general and administrative	62,891	68,627	265,456	298,985
Marketing	52,758	62,260	227,990	253,370
Depreciation and amortization	13,766	13,942	53,391	48,612

	204,763	219,395	831,878	906,559

Income (loss) from operations	18,779	2,814	57,202	(6,439)

Other income (expense):
Interest income	49	271	277	3,236
Interest expense	(13,281)	(13,268)	(54,192)	(29,878)
Gain (loss) on extinguishment of notes	225	(30,570)	4,041	(30,570)
Change in fair value of derivatives	(1,055)	—	(49,933)	—
Other, net	22	(181)	843	(247)

	(14,040)	(43,748)	(98,964)	(57,459)

Income (loss) before income tax benefit (expense)	4,739	(40,934)	(41,762)	(63,898)

Income tax benefit (expense)	(338)	18	(836)	(678)

Net income (loss)	$4,401	$(40,916)	$(42,598)	$(64,576)

Net income (loss) per common share:
Basic	$0.02	$(0.26)	$(0.25)	$(0.41)

Diluted	$0.02	$(0.26)	$(0.25)	$(0.41)

Weighted-average common shares outstanding:
Basic	199,503	156,593	170,314	156,258

Diluted	203,376	156,593	170,314	156,258

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA — (Continued)

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		For the Years Ended December 31,
	2009	2008	2009	2008
	(unaudited)
Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	$21,736	$(2,616)	$38,396	$3,555
Net cash provided by (used in) investing activities	(26,892)	(3,727)	(50,565)	40,486
Net cash provided by (used in) financing activities	(665)	(59,136)	(3,253)	(68,370)
Capital expenditures, intangible asset purchases and development of software assets	(23,393)	(5,910)	(46,628)	(38,476)

			December 31, 2009	December 31, 2008
Balance Sheet Data (at period end):
Cash and cash equivalents			$32,213	$46,134
Restricted cash			43,700	39,585
Property and equipment, net			90,548	98,292
Total assets			313,384	336,905
Total debt, net of discount			201,771	194,050
Derivative embedded within convertible note, at fair value			25,050	—
Capital lease obligations			20,948	22,199
Total liabilities			405,293	427,647
Total stockholders' equity (deficit)			(91,909)	(90,742)

VONAGE HOLDINGS CORP.

TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA

(unaudited)

	Three Months Ended			For the Years Ended December 31,
	December 31,	September 30,	December 31,
	2009	2009	2008	2009		2008
Gross subscriber line additions	187,592	190,834	201,423	748,681		952,014
Change in net subscriber lines	(10,131)	(50,191)	(14,744)	(155,458)		26,929
Subscriber lines (at period end)	2,434,896	2,445,027	2,607,156	2,434,896	(4)	2,607,156
Average monthly customer churn	2.8%	3.4%	2.9%	3.1%		3.1%
Average monthly revenue per line	$30.54	$29.89	$28.33	$29.49	(4)	$28.92
Average monthly telephony services revenue per line	$29.84	$29.16	$27.28	$28.68	(4)	$27.82
Average monthly direct cost of telephony services per line	$7.96	$7.02	$7.22	$7.08	(4)	$7.27
Marketing costs per gross subscriber line addition	$281	$301	$309	$305		$266
Employees (excluding temporary help) (at period end)	1,225	1,239	1,491	1,225		1,491
Direct margin as a % of total revenue	66.3%	68.5%	66.4%	67.9%		66.0%

VONAGE HOLDINGS CORP.

TABLE 3. RECONCILIATION OF GAAP INCOME (LOSS) FROM OPERATIONS TO ADJUSTED

EBITDA AND PRE-MARKETING OPERATING INCOME

(Dollars in thousands)

(unaudited)

	Three Months Ended			For the Years Ended December 31,
	December 31,	September 30,	December 31,
	2009	2009	2008	2009	2008
Income (loss) from operations	$18,779	$18,273	$2,814	$57,202	$(6,439)
Depreciation and amortization	13,766	12,881	13,942	53,391	48,612
Share-based expense	1,580	2,058	3,035	8,473	12,238

Adjusted EBITDA	34,125	33,212	19,791	119,066	54,411
Marketing	52,758	57,393	62,260	227,990	253,370
Customer equipment and shipping	(5,131)	(5,420)	(8,254)	(24,232)	(34,355)
Direct cost of goods sold	17,070	17,727	17,942	71,488	79,382

Pre-marketing operating income	$98,822	$102,912	$91,739	$394,312	$352,808

As a % of telephony services revenue	45.2%	47.6%	42.9%	45.6%	40.8%

VONAGE HOLDINGS CORP.

TABLE 4. RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NET INCOME (LOSS) EXCLUDING ADJUSTMENTS

(Dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended			For the Years Ended December 31,
	December 31,	September 30,	December 31,
	2009	2009	2008	2009	2008
Net income (loss)	$4,401	$(54,555)	$(40,916)	$(42,598)	$(64,576)
(Gain) loss on extinguishment of notes	(225)	(3,816)	30,570	(4,041)	30,570
Change in fair value of derivatives	1,055	62,998	—	49,933	—

Net income (loss) excluding adjustments	$5,231	$4,627	$(10,346)	$3,294	$(34,006)

Net income (loss) per common share:
Basic	$0.02	$(0.33)	$(0.26)	$(0.25)	$(0.41)

Diluted	$0.02	$(0.33)	$(0.26)	$(0.25)	$(0.41)

Weighted-average common shares outstanding:
Basic	199,503	167,666	156,593	170,314	156,258

Diluted	203,376	167,666	156,593	170,314	156,258

Net income (loss) per common share, excluding adjustments:
Basic	$0.03	$0.03	$(0.07)	$0.02	$(0.22)

Diluted	$0.03	$0.03	$(0.07)	$0.02	$(0.22)

Weighted-average common shares outstanding:
Basic	199,503	167,666	156,593	170,314	156,258

Diluted	223,358	221,005	156,593	170,822	156,258

Use of Non-GAAP Financial Measures

This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted earnings before interest, taxes, depreciation and amortization, which we call adjusted EBITDA, pre-marketing operating income and net income (loss) excluding adjustments.

Vonage uses adjusted EBITDA and pre-marketing operating income as principal indicators of the operating performance of its business.

We believe that adjusted EBITDA permits a comparative assessment of our operating performance, relative to our performance based on our GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, and of share-based expense, which is a non-cash expense that also varies from period to period.

We believe that pre-marketing operating income is an important metric to evaluate the profitability of the existing customer base to justify the level of continued investment in growing that customer base. In addition, as we are focused on growing both our revenue and customer base, we have chosen to invest significant amounts on our marketing activities to acquire and replace subscribers.

We provide information relating to our adjusted EBITDA and pre-marketing operating income so that investors have the same data that we employ in assessing our overall operations. We believe that trends in our adjusted EBITDA and pre-marketing operating income are valuable indicators of the operating performance of our company on a consolidated basis and of our ability to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures.

We have also excluded the change in fair value of derivatives and gain (loss) on extinguishment of notes from our net income (loss). The Company believes that excluding these items will assist investors in evaluating the Company’s operating performance and in better understanding its results of operations when these events occurred on a comparative basis.

The non-GAAP financial measures used by us may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Vonage defines adjusted EBITDA (which we previously referred to as adjusted income (loss) from operations) as GAAP income (loss) from operations excluding depreciation and amortization and share-based expense.

Vonage defines pre-marketing operating income as GAAP income (loss) from operations excluding customer equipment and shipping revenue, direct cost of goods sold, depreciation and amortization, marketing and share-based expense.

Vonage defines net income (loss) excluding adjustments, as GAAP net income (loss) excluding change in fair value of derivatives and gain (loss) on notes extinguishment.

Conference Call and Webcast

Management will host a webcast discussion of the fourth quarter and full year 2009 results on Thursday, February 25, 2010 at 10:00 AM Eastern Time. To participate, please dial (877) 723-9519 approximately ten minutes prior to the call. International callers should dial (719) 325-4775. A replay will be available approximately two hours after the conclusion of the call until midnight March 10, 2010, and may be accessed by dialing (888) 203-1112. International callers should dial (719) 457-0820. The replay passcode is: 2666340.

The webcast will be broadcast live through Vonage’s Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay will be available shortly after the live webcast.

Safe Harbor Statement

This press release contains forward-looking statements regarding future products and growth strategy and financial results. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include: the competition the Company faces; the Company’s ability to adapt to rapid changes in the market for voice and messaging services; the Company’s ability to control customer churn and attract new customers; worsening economic conditions; restrictions in the Company’s debt agreements that may limit its operating flexibility; system disruptions or flaws in the Company’s technology; results of pending litigation and intellectual property and other litigation that may be brought against the Company; results of regulatory inquiries into the Company’s business practices; the Company’s dependence on third party facilities, equipment and services; the Company’s dependence upon key personnel; any failure to meet New York Stock Exchange listing requirements; the Company’s history of net operating losses; the Company’s ability to obtain additional financing if needed; differences between the Company’s service and traditional phone services, including 911 service; the Company’s dependence on customers’ existing broadband connections; uncertainties relating to regulation of VoIP services; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage’s Annual Report on Form 10-K for the year ended December 31, 2008, as well as in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to today.

(vg-f)